Exhibit 10.40.12

AMENDMENT NO. 12

TO THE

UNIFIED GROCERS, INC.

SHELTERED SAVINGS PLAN

Unified Grocers, Inc. (the “Company”) hereby amends the above-named plan (the “Plan”), effective as set forth below, as follows:

ARTICLE I

PREAMBLE

1.1 Effective Date And Purpose. This Amendment is effective as of the dates set forth below, and is intended to incorporate provisions into the Plan required pursuant to the Pension Protection Act of 2006, the Heroes Earnings Assistance and Relief Tax Act of 2008 (the “HEART Act”) and the Worker, Retiree and Employer Recovery Act of 2008. Capitalized terms not defined in this Amendment shall have the meanings set forth in the Plan. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

ARTICLE II

ROLLOVER OF AFTER-TAX AMOUNTS

2.1 Direct Rollover To Qualified Plan/403(b) Plan. Effective for distributions on or after January 1, 2007, a Participant may elect to transfer employee after-tax contributions, if any, by means of a direct rollover to a qualified plan under Code Section 401(a) or to a Code Section 403(b) plan that agrees to account separately for amounts so transferred (including interest thereon), including accounting separately for the portion of such distribution that is includible in gross income and the portion of such distribution that is not includible in gross income.

ARTICLE III

DIRECT ROLLOVER TO ROTH IRA

3.1 Roth IRA Rollover. Effective for distributions made on and after January 1, 2008, a Participant may elect to roll over directly an Eligible Rollover Distribution to a Roth IRA described in Code Section 408A(b).

ARTICLE IV

NOTIFICATION FOR PARTICIPANT DISTRIBUTION

4.1 180-day Notification Period. Effective for distribution notices issued on or after January 1, 2007, any reference to the maximum 90-day notice period prior to distribution in applying the notice requirements of Code Sections 402(f) (the rollover notice), 411(a)(11) (Participant’s consent to distribution), and 417 (notice under the joint and survivor annuity rules) is amended to become 180 days.

4.2 Notice Of Right To Defer Distribution. Effective for distribution notices issued on or after January 1, 2007, the description of a Participant’s right, if any, to defer receipt of a distribution will include a description of the consequences of failing to defer receipt of the distribution.

ARTICLE V

OTHER 401(k)/401(m) PLAN PROVISIONS

5.1 Gap Period Income On Distributed Excess Contributions, Excess Aggregate Contributions And Excess Deferrals. This Article V applies to excess contributions (as defined in Code Section 401(k)(8)(B)), excess aggregate contributions (as defined in Code Section 401(m)(6)(B)), and excess deferrals (as defined in Code Section 402(g)) made with respect to Plan Years beginning after December 31, 2007. The Committee may, but is not required to, calculate and distribute allocable income for the gap period (i.e., the period after the close of the Plan Year in which the excess contribution, excess aggregate contribution or excess deferral occurred and prior to the distribution).

ARTICLE VI

HEART ACT PROVISIONS

6.1 Death Benefits. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing “Qualified Military Service” (as defined below), the survivors of the Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of Qualified Military Service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

6.2 Continued Benefit Accruals. Continued benefit accruals under the Plan are not provided pursuant to the HEART Act.

6.3 Differential Wage Payments. For Plan Years beginning after December 31, 2008, if an individual on Qualified Military Service receives a differential wage payment, (i) he or she shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as Compensation, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit that is based on the differential wage payment, provided, however, in the case of subsection (iii) above, the special nondiscrimination requirements of Code Section 414(u)(12)(C) are met. The special distribution rule of Code Section 414(u)(12)(B) shall also apply. For purposes of the foregoing, “differential wage payment” shall have the meaning given such term by Code Section 3401(h)(2).

6.4 Loans. If so elected by the Committee, loan repayments may be suspended as permitted under Code Section 414(u)(4).

6.5 Elective Contributions. An Employee whose employment is interrupted by Qualified Military Service, or who is on a leave of absence for Qualified Military Service, may elect to make additional Elective Contributions upon resumption of employment with the Company equal to the maximum (or such lesser amount elected by the Employee) Elective Contributions that the Employee could have elected during that period if the Employee’s employment with the Company had continued (at the same level of Compensation) without the interruption or leave, reduced by the Elective Contributions, if any, actually made for the Employee during the period of the interruption or leave. Except to the extent provided under Code Section 414(u), this right applies for five years following the resumption of employment (or, if sooner, for a period equal to three times the period of the interruption or leave). For purposes of this subsection, the term “Elective Contribution” shall include Voluntary Contributions.

6.6 Definition Of “Qualified Military Service”. For purposes of this Article VI, “Qualified Military Service” shall mean any service in the uniformed services (as defined in Chapter 43 of Title 38, United States Code (“USERRA”)) by any Employee if such Employee is entitled to re-employment rights under USERRA with respect to such service.

ARTICLE VII

REQUIRED MINIMUM DISTRIBUTIONS FOR 2009

7.1 Default To Discontinue 2009 Required Minimum Distributions. Effective as of January 1, 2009, notwithstanding Section 6.4 and Article XII of the Plan, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding Section 6.7 of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, certain additional distributions in 2009, as specified under Section 7.2 below, will be treated as Eligible Rollover Distributions.

7.2 Company Elections. For purposes of the direct rollover provisions in Section 6.7 of the Plan, the following will also be treated as Eligible Rollover Distributions in 2009: (Check one or none)

(a) ☒ 2009 RMDs and Extended 2009 RMDs.

(b) ☐ 2009 RMDs but only if paid with an additional amount that is an Eligible Rollover Distribution without regard to Code Section 401(a)(9)(H).

Notwithstanding the foregoing, if no election is made above, a direct rollover will be offered only for distributions that would be Eligible Rollover Distributions without regard to Code Section 401(a)(9)(H).

ARTICLE VIII

AMENDMENT OF SPECIFIC PLAN PROVISIONS

8.1 Effective April 1, 2010, Section 6.3(a)(ii) of the Plan is hereby amended in its entirety to read as follows:

“(ii) If a Participant’s benefits become distributable for a reason other than his or her death, the Participant, or the Beneficiary of a deceased Participant, may elect to receive the vested amount credited to the Participant’s Accounts as an immediate partial or complete cash lump sum (or for distributions prior to April 1, 2002, as an immediate cash lump sum or installments, or any combination of these). Despite the foregoing, if the vested amount credited to such Participant’s Accounts is not in excess of $5,000, the Committee may direct the Trustee to distribute such benefits as an immediate cash lump sum, without such Participant’s consent.”

8.2 Effective December 1, 2009, Section 6.6 of the Plan is hereby amended in its entirety to read as follows:

“Section 6.6: Distributions Due Missing Persons. If the Trustee is unable to distribute any benefit due to a missing Participant or Beneficiary, the Trustee shall so advise the Committee. The Committee shall then send a written notice to such Participant or Beneficiary at his or her last known address, as reflected in the Company’s or Committee’s records, or take other reasonable steps to try to locate such Participant or Beneficiary. If such Participant or Beneficiary shall not have presented himself or herself to the Company or to the Committee within a reasonable time after the date of such written notice, any undistributed benefit may be applied against and reduce the Company’s future contributions to the Plan. Despite the foregoing, if at any subsequent time a valid claim for any undistributed benefit is presented to the Committee, such benefit that was so applied shall be restored and paid to such claimant.

* * * * *

The Company has caused this Amendment No. 12 to be signed on the date indicated below, to be effective as indicated above.

“Company”

UNIFIED GROCERS, INC.

Dated: December 30, 2009	By	/s/ Robert M. Ling, Jr.
	Its:	Executive Vice President and General Counsel